NorthWestern Corporation d/b/a NorthWestern Energy 11 East Park Street Butte, Montana 59701 www.northwesternenergy.com
NorthWestern Energy enters into strategic agreement to
secure reliable, cost effective energy service for Montana

Butte, Mont. – Jan. 16, 2023 – NorthWestern Energy and Avista announce an agreement to provide NorthWestern Energy’s Montana customers needed on-demand power generation capacity and allow Avista to exit ownership of the Colstrip plant in accordance with the state of Washington laws.
•NorthWestern Energy will acquire Avista’s ownership of Colstrip Units 3 & 4, 222 megawatts, with no purchase price, effective on Jan. 1, 2026.
•Avista will retain its obligation for its portion of environmental and decommissioning costs associated with the future closure of the plant.
•NorthWestern Energy will be responsible for operational costs for the 15% shares of Colstrip Units 3 & 4 when ownership is transferred.
•Avista and NorthWestern Energy will prorate Avista’s share of the cost of certain capital expenses for the Colstrip plant from now through Jan. 1, 2026.

“More resources that can generate power on-demand, 24/7, located in Montana and dedicated to serve Montanans, are needed to meet our responsibility to provide our customers with reliable energy service, keep them safe in all weather conditions and avoid an energy crisis,” said NorthWestern Energy President and CEO Brian Bird. “This agreement addresses that risk and saves our Montana custers the significant cost of acquiring new generation. It solidifies NorthWestern Energy’s path to achieve our Net Zero Emissions by 2050 commitment, ensuring we can continue to provide reliable energy service at the most affordable rates until other technology for on-demand, clean generation is cost effective.”

Today high demand for energy that stresses large portions of the West’s grid reduces both the quantity of power available from the market and transmission to import out-of-state energy for our Montana customers.

“Colstrip is located on NorthWestern Energy’s Montana grid,” said Bird. “This share of Colstrip is available to begin serving NorthWestern Energy’s Montana customers on Jan. 1, 2026. It is impossible to identify, permit and build a new resource to meet our Montana customers’ needs that is capable of the same on-demand, 24/7 generation in that timeframe. Any new resource would cost about $500 million to build.”

Acquiring more generation at no purchase price allows NorthWestern Energy to continue to make other necessary investments in our Montana energy system with less impact on customers’ bills.

During frigid temperatures last month, 41% of NorthWestern Energy’s peak Montana energy load was met with market purchases, primarily from out of state, and most at extremely high prices. NorthWestern Energy’s Montana natural gas-fired generation facilities, share of the Colstrip plant and hydro generation supplied about half of the power during our customers’ highest energy need. Weather conditions, including the extreme cold temperatures, meant NorthWestern Energy’s considerable Montana wind generation resources could not provide much, if any, power.

We have a responsibility to reduce that level of risk to reliable energy service for our Montana customers. Had this incremental share of Colstrip and the Yellowstone County Generating Station been available to NorthWestern Energy at that time, it would have saved our customers millions of dollars in energy costs procured from out-of-state providers.

The cost of energy from the market December 2022 cold snap was over eight times higher than the cost of power from NorthWestern Energy’s current share of the Colstrip plant, which saved our Montana customers $9.8 million in avoided energy market purchases.

This transaction and the Yellowstone County Generating Station are a solution to the current shortfall of on-demand, 24/7 power capacity resources dedicated to serve our Montana customers. That shortfall will be resolved by 2026 until 2029.

We will be able to meet the requirement to have enough capacity resources for our Montana customers’ energy demands, along with an adequate reserve margin, to participate in the Western Resource Adequacy Program (WRAP). The WRAP is a new tool for energy companies starting in 2025 for use to maintain reliable service and leverage the diversity of weather conditions across the West.

In addressing the need for additional on-demand, 24/7 generation in Montana to avoid an energy crisis, NorthWestern Energy continues to implement our “all-of-the-above” strategy to meet our customers’ energy needs.

We are adding both new renewable and thermal generation to our Montana portfolio. As NorthWestern Energy was in discussions to acquire this incremental Colstrip generation, we were also in the midst of adding another 160 megawatts of solar generation to our Montana portfolio.

In total, NorthWestern Energy will have 1,100 megawatts of carbon-free, renewable generation serving our Montana customers from 610 megawatts of wind and solar generation and 490 megawatts of clean hydro generation.

We are committed to adding only clean generation to our portfolio after 2035 and because new, cost-effective technologies able to provide clean energy for multiple days at a time are anticipated, we may never need to build more carbon emitting resources.

Without the recent actions by the Colstrip owners, (Talen, NorthWestern Energy, Avista, PacifiCorp, Puget Sound Energy and Portland General Electric Co.) including this agreement, the Colstrip plant would have operated under a cloud of uncertainty and ongoing litigation. The remaining Colstrip plant owners are also looking at future investments in new, carbon-free generation at or near Colstrip after the plant serves its useful life.

“We appreciate Montana Gov. Greg Gianforte’s commitment to support a solution to ensure that power from the Colstrip plant continues to be available for Montanans and for encouraging all parties to come to the table to work out a deal,” said Bird. “We also thank Avista for negotiating in a fair manner, resulting in an agreement that addresses Montana’s energy crisis risk.”

“This is a good deal for Montana because it means we are going to have reliable, affordable energy for all Montanans,” Montana Gov. Greg Gianforte said. “If we didn’t have this power going forward this decade and beyond, our grid would no longer be stable. And it’s a good deal for Colstrip, because we want to see this plant operate through its useful life. Thank you, all of you, for coming together and getting it done.”

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About NorthWestern Energy (Nasdaq: NWE)
NorthWestern Corporation, doing business as NorthWestern Energy, provides essential energy infrastructure and valuable services that enrich lives and empower communities while serving as long-term partners to our customers and communities. We are working to deliver safe, reliable, and innovative energy solutions that create value for customers, communities, employees, and investors. This includes bridging our history as a regulated utility safely providing low-cost and reliable service with our future as a globally-aware company offering a broader array of services performed by highly-adaptable and skilled employees. We provide electricity and / or natural gas to approximately 753,600 customers in Montana, South Dakota, Nebraska and Yellowstone National Park. We have provided service in South Dakota and Nebraska since 1923 and in Montana since 2002. More information is available on the company's Web site at www.northwesternenergy.com.

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